Exhibit 11

            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Net loss per common share of $0.20 for the year ended December 31, 1999 was calculated by dividing net loss of $6,054,364 for the year ended December 31, 1999 by the weighted average number of common shares outstanding of 30,500,000. Net loss per common share of $0.00 for the year ended December 31, 1998 was calculated by dividing net loss of $37,692 for the year ended December 31, 1998 by the weighted average number of common shares outstanding of 10,000,000.